QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(d)(3)

February 19, 2003

PERSONAL AND CONFIDENTIAL

Symphony Technology Group
4015 Miranda Ave., 2nd Fl.
Palo Alto, CA 94304

Attention:	William Chisolm Partner

Dear Bill:

                        Information Resources, Inc. (the "Company") understands that you have requested information for the purposes of evaluating a possible transaction between the Company or its stockholders and you (a "Transaction"). It is understood and agreed that this agreement does not obligate the Company to enter into any Transaction or any agreement relating to a Transaction. To induce the Company to furnish information to you, you hereby agree as follows:

      1.
      As used herein:

            "Act" means the Securities Exchange Act of 1934, as amended.

            "Affiliate" means any Person that (i) directly or indirectly controls the Company or you, as the case may be, (ii) directly or indirectly is controlled by the Company or you, as the case may be or (iii) is under direct or indirect common control with the Company or you, as the case may be;

            "Information" means information, in whatever form maintained, regarding the Company or any of its Affiliates or subsidiaries or their respective assets or businesses which is furnished to you, directly or indirectly, by the Company or its Representatives, and all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto;

            "Person" means any corporation, partnership, group, individual or other entity, the media and any government or political subdivision, agency or instrumentality of the government;

            "Representatives" means directors, officers, employees, partners, attorneys, accountants, consultants, financial advisors, and any other advisors retained by the Company or you, as the case may be; and

            "Restricted Period" means the two-year period commencing on the date hereof.

                        2.    All Information will be kept confidential by you, except that you may disclose or make available Information to your directors, officers and employees and to your Representatives for the exclusive purpose of assisting you in the evaluation of a possible Transaction, all of whom shall be specifically informed by you of the confidential character of such Information and that by receiving the Information they are agreeing to be bound by the terms of this letter agreement relating to the confidential treatment of such Information. You will not use any of the Information, and will not permit any of your Representatives to use any of the Information, in any way detrimental to the Company. You will not use, or permit any of your Representatives to use, any of the Information for any purpose other than the evaluation of a possible Transaction, and you will not make any Information available to any Person for any other purpose whatsoever. You shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Information. You acknowledge that the Information is and at all times remains the sole and exclusive property of the Company, and the Company has the exclusive right, title and interest to such Information. No right or license, by implication or otherwise, is granted by the Company as a result of disclosure of Information hereunder.

                        3.    You hereby acknowledge that you are aware (and that prior to the disclosure of any Information to any Person pursuant to paragraph 2 such person will be advised) that the United States securities laws prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. In the event that you disclose any Information to any Person, whether or not such disclosure is permitted under paragraph 2, you shall be liable to the Company for any failure by such Person to treat such Information in the same manner as you are obligated to treat such Information under the terms of this agreement.

                        4.    (a) Unless specifically requested in writing in advance by the Company's Board of Directors, or except as otherwise set foth in subparagraph 4(c) below, you will not at any time during the Restricted Period (and you will not at any time during the Restricted Period assist or encourage others to):

      (i)    acquire or agree, offer, seek or propose to acquire (or directly or indirectly request permission to do so), directly or indirectly, alone or in concert with any other Person, by purchase or otherwise, any ownership, including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Act, of any assets, businesses or securities of the Company or any subsidiary thereof, or any rights or options to acquire such ownership (including from any third party);

      (ii)    solicit proxies (as such terms are defined in Rule 14a-1 under the Act), whether or not such solicitation is exempt under Rule 14a-2 under the Act, with respect to any matter from holders of any shares of common stock of the Company ("Stock") or any securities convertible into or exchangeable for or exercisable (whether currently or upon the occurrence of any contingency) for the purchase of Stock (the Stock and such other securities being hereinafter collectively called the

      "Voting Securities"), or make any communication exempted from the definition of solicitation by Rule 14a-1(1)(2)(iv) under the Act;

      (iii)    initiate, or induce or attempt to induce any other Person, entity or group (as defined in Section 13(d)(3) of the Act) to initiate, any stockholder proposal or tender offer for any securities of the Company or any subsidiary thereof or the convening of a stockholders' meeting of the Company or any subsidiary thereof;

      (iv)    otherwise seek or propose (or request permission to propose) to influence or control the management or policies of the Company or any subsidiary thereof;

      (v)    enter into any discussions, negotiations, arrangements or understandings with any other Person with respect to any matter described in the foregoing subparagraphs (i) through (iv);

      (vi)    request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph 4;

      (vii)    take any action inconsistent with any of the foregoing subparagraphs (i) through (v); or

      (viii)  take any action with respect to any of the matters described in this paragraph 4 that requires public disclosure.

                        (b)    You agree that none of you or your Representatives will initiate or cause to be initiated any communication with any director, officer or employee of the Company concerning the Information or a Transaction.

                        (c)    Notwithstanding the terms of subparagraph 4(a) above, if (i) the Board of Directors of the Company approves a transaction with any person (other than the Company or any employee benefit plans of the Company), and (ii) such transaction would result in such person beneficially owning more than 50% of the outstanding equity securities or all or substantially all of the assets of the Company (the "Approved Transaction"), then you shall be permitted to take any action otherwise prohibited by this subparagraph 4(a) provided that such actions are taken in connection with an offer by you to the Company's Board of Directors of a transaction which is, in the Board's reasonable opinion, financially superior to the Approved Transaction and is at least for the same percentage of the outstanding securities or assets as the Approved Transaction.

                        5.    If at any time during the Restricted Period you are approached by any Person concerning your or their participation in a transaction involving any of the assets, businesses or securities of the Company or any subsidiary thereof, you will promptly inform the Company of the nature of such contact and the parties thereto.

                        6.    Except with the prior written approval of the Company on behalf of the Company, you will not disclose, and you will not permit your Representatives to disclose, to any Person other than the Persons described in Paragraph 2, the fact that you are engaged in discussions with the Company regarding a possible Transaction, the fact that the Information has been made available to you or that you have inspected any portion of the Information, any decision on your part to no longer consider any possible Transaction or any of the terms, conditions or facts with respect thereto, or the fact that you are subject to any of the restrictions described in Paragraph 4; provided, that you may make such disclosure if you have received the written opinion of your outside counsel that such disclosure must be made by you in order that you not commit a violation of law and, if the action which is to be disclosed was in violation of paragraph 4, such disclosure expressly states such violation. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding with any Person regarding a possible Transaction, whether or not negotiated.

                        7.    In the event that you or any of your Representatives are requested or required in any proceeding to disclose any Information received by you or any matter subject to paragraph 6, you will give the Company notice as soon as possible of such request so that the Company may seek an appropriate protective order and you will cooperate with the Company to obtain such protective order. If, in the absence of a protective order, you or your Representatives are nonetheless in the opinion of counsel legally compelled to disclose any such Information or matter, you or your Representative may disclose such Information or matter without liability hereunder, provided that (i) you disclose in such proceeding only that portion of the Information which such counsel advises you is legally required to be disclosed and (ii) you exercise your best efforts to preserve the confidentiality of the Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information in such proceeding.

                        8.    The restrictions with respect to Information set forth in paragraph 2 shall not apply to any Information which you demonstrate (i) is on the date hereof or hereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by you or your Representatives or (ii) was available to you on a nonconfidential basis prior to its disclosure to you by the Company or its Representatives or becomes available to you on a nonconfidential basis, in each case from a source other than the Company or its Representatives, which source was not itself bound by a confidentiality agreement with the Company or its Representatives or any other contractual, legal or fiduciary obligation to the Company and had not received such information, directly or indirectly, from a Person so bound.

                        9.    The Company makes no representation or warranty as to the accuracy or completeness of the Information provided to you. Without limiting the generality of the foregoing, the Information may include certain statements, estimates and projections provided by the Company with respect to the anticipated future performance of the Company. Such statements, estimates and projections reflect various assumptions made by the Company concerning anticipated results, which assumptions may or may not prove to be correct. No representation or warranty is made as to the accuracy of such assumptions, statements, estimates or projections, including the budget. Neither the Company nor any of its Representatives shall have any liability resulting from the use of the Information by you or any of your Representatives. Only those representations or warranties which are made in a final definitive agreement regarding the possible Transaction when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

                        Unless and until a final definitive agreement regarding a Transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to a possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein.

                        10.    If you decide that you do not wish to proceed with a possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company on behalf of the Company, for any reason you will promptly redeliver to the Company all copies of documents containing Information in the possession of you, your Affiliates or your Representatives and will promptly destroy all Memoranda, notes and other writings prepared by you or by any Person referred to in paragraph 2 based on such Information and will deliver to the Company a certificate executed by one of your duly authorized executive officers indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the return or destruction of the Information, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

                        11.    During the two-year period commencing on the date hereof, you will not (and will not assist or encourage others to) solicit the services, as employee, consultant or otherwise, of any Person who is an employee of the Company at the time of such solicitation or was an employee of the Company during the twelve-month period immediately prior to the date of such solicitation.

                        12.    You shall cause each of your Affiliates to comply with the terms of paragraphs 2,3,4,5,6,7,8,10 and 11 (construing such paragraphs for such purposes to refer also to such Affiliates in each instance where there is a reference to you).

                        13.    You acknowledge that irreparable damage would occur to the Company in the event any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States of America or any state thereof, in addition to any remedy to which the Company may be entitled at law or in equity.

                        14.    If any term or provision of this letter agreement or any application hereof shall be invalid or unenforceable, the remainder of this agreement and any other application of such term or provision shall not be affected thereby. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

                        15.    This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall constitute one and the same instrument.

                        16.    This agreement contains the entire understanding of the parties hereto with respect to the matters covered hereby and may be amended only by an agreement in writing executed by the Company and you.

                        17.    The Company reserves the right to assign all of its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce all of the terms of this letter agreement) to any person who enters into the Transactions contemplated by this letter agreement. This letter agreement shall be binding upon, inure to the benefit of and be enforceable by our respective successors and assigns.

                        18.    This letter agreement shall be governed by and construed in accordance with the internal laws (as opposed to conflict of law provisions) of the State of Illinois.

                        If the foregoing correctly sets forth our agreement as to the matters set forth herein, please confirm our agreement by executing and returning a copy of this letter agreement to the undersigned.

Very truly yours,
INFORMATION RESOURCES, INC.
By:	/s/ Monica M. Weed

Agreed and Accepted As of date listed above
Symphony Technology Group
By:	William Chisholm
/s/ William Chisholm
Its: Partner

QuickLinks

  Exhibit 99.(d)(3)